[LOGO]  Wayne Bank

        A Subsidiary of Norwood Financial Corp.  Member FDIC

        717 Main Street, P.O. Box 269, Honesdale, Pennsylvania 18431 570-253-1455 o FAX: 570-253-03278 o www.waynebank.com


For Immediate Release - May 26, 2006
Contact:  Linda M. Moran, Director of Marketing
Phone:    (570) 253-8502

  SUSAN GUMBLE-COTTELL APPOINTED TO WAYNE BANK BOARD

Honesdale, PA - William W. Davis, Jr., President and Chief Executive Officer of Norwood Financial Corp and its subsidiary Wayne Bank, is pleased to announce the election of Susan Gumble-Cottell to the Board of Directors of Wayne Bank and Norwood Financial Corp, effective June 1, 2006.

Susan Gumble-Cottell's experience includes ten years as President and CEO of Gumble Brothers, Inc. which is a building materials company located in Paupack, Pennsylvania. Prior to her current position, she was the Owner and Operator of The Eel Emporium and a practicing licensed Real Estate Agent in St. Petersburg Beach, Florida.

Ms. Gumble-Cottell is a native of Northeastern Pennsylvania and a graduate of Wallenpaupack Area High School and Keystone Jr. College. She received her Florida real estate license in 1982.

According to Mr. Davis, "Ms. Gumble-Cottell will be a welcome addition to our Board bringing a variety of business knowledge from both Florida and the Lake Region of the Pocono's, in addition to her real estate background and experience as a local business owner."

Norwood Financial Corp., through its subsidiary Wayne Bank, operates 11 community branch offices in Wayne, Pike and Monroe Counties. Total assets as of March 31, 2006 were $434.1 million, with loans receivable of $291.8 million, deposits of $385.6 million and stockholders' equity of $48.5 million. The Bank offers a complete line of commercial and retail products as well as Trust and other Asset Management services. The Company's stock is traded on the NASDAQ market under the symbol, NWFL. Additional information is available through the Company's website: www.waynebank.com

Wayne Bank is a subsidiary of Norwood Financial Corp., Member FDIC.